IMPERIAL PETROLEUM, INC.
                           329 Main Street, Suite 801
                              Evansville, IN 47708
                             (812) 867-1433 - Phone
                           (812) 867-1678 - Facsimile

February 1, 2005

Mr. Walter G. Mize, President United Heritage Corporation UHC Petroleum Corporation UHC New Mexico Corporation 2 N. Caddo Street
Cleburne, TX  76033

         Re:      Change of Operator and Operations Management
                  Texas and New Mexico

Dear Walter:

United Heritage Corporation ("UHC") and Imperial Petroleum, Inc. ("Imperial") have entered into a Merger Agreement dated October 14, 2004 (the "Merger Agreement") under which Imperial will be merged into UHC. In order to facilitate the anticipated merger, we have agreed that it would be helpful if UHC's subsidiaries, UHC Petroleum Corporation and UHC New Mexico Corporation, become the named operator of the Imperial wells located in Texas and New Mexico and if Jeffrey T. Wilson began overseeing the operation of the properties owned by UHC Petroleum Corporation in Texas, and UHC New Mexico Corporation in New Mexico ("UHC Properties"). The purpose of this letter is to reduce to writing our agreement concerning these matters.


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1. Change of Operator. Imperial, UHC Petroleum Corporation and UHC New Mexico
Corporation agree to execute and file with the appropriate agencies in Texas and New Mexico the forms necessary to change the named operator of the wells owned by Imperial in Texas to UHC Petroleum Corporation and for the wells owned by Imperial in New Mexico to UHC New Mexico Corporation. UHC, or its respective subsidiary, has the necessary plugging bonds or other financial surety instruments filed with the respective state agencies to enable it to be named as operator of the Imperial Wells in Texas and New Mexico or will make arrangements to file the appropriate bonds or other financial surety instruments necessary to approve the transfer of operations. Notwithstanding the transfer of operations, Imperial will continue to be responsible for the actual operations of the properties including, but not limited to, the responsibility for filing of all required forms and other information with the state agencies of Texas and New Mexico, the payment of all costs and expenses incurred in operations, the payment of all royalties and the performance of all obligations under its leases, operating agreements and other agreements related to the properties, provided, however, the filings with state agencies will be made in the names of the respective UHC operating subsidiaries. UHC has guaranteed Imperial's application for a plugging bond with the State of Louisiana in the amount of $415,000. Imperial agrees that if the "Merger Agreement" is not completed, for any reason, that it will take the appropriate steps to remove UHC from any responsibility, financial or otherwise, pertaining to this plugging bond with the State of Louisiana. Imperial will do this within ten (10) days of notification from UHC that the Merger Agreement will not be completed.


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2. Imperial has approximately $325,000 on deposit with state agencies in Texas and New Mexico in connection with it being named as operator of oil and gas wells in those states. The changing of the operator to UHC subsidiaries will enable Imperial to obtain a refund of the money on deposit with those states.

3. Jeffrey T. Wilson, President of Imperial ("Wilson"), will assume the responsibility for the management and supervision of the daily operations on all "UHC Properties" until the merger is completed or this agreement is terminated. His duties shall include, but shall not be limited to organizing and directing daily field activities of UHC personnel, planning and implementing work efforts on the properties, and in general making decisions with respect to the wells of UHC. Wilson shall make recommendations to UHC for the utilization of the funds available for work to be performed on UHC New Mexico Corporation's properties. Wilson may not authorize or undertake any single expenditure on the UHC Properties costing in excess of $10,000 on a single property, or in the aggregate exceeding $100,000 per month, without the approval of the appropriate UHC subsidiary. The appropriate UHC subsidiary will be responsible for paying for all operations on the UHC Properties and will be entitled to all income from the UHC Properties during this period.


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4. Imperial indemnifies and agrees to hold UHC, UHC Petroleum Corporation, UHC
New Mexico Corporation and their respective officers, directors, shareholders and employees harmless from any and all claims, losses, and liabilities related to, or connected with, the ownership and operation of the Imperial Properties. Likewise, UHC agrees to indemnify and hold Imperial and Wilson harmless from any and all claims, losses, and liabilities with respect to the ownership and operation of the UHC Properties.

5. Imperial agrees to reimburse UHC for any expenses incurred in filing the change of operator forms and for the increase in UHC's insurance premiums resulting from it being named as operator of the Imperial Wells. The reimbursement shall be paid within 10 days from receipt of an invoice for the premiums and expenses.

6. If the proposed merger is not completed by May 1, 2005, either Imperial or UHC may terminate this agreement, and upon the termination of this agreement, the following shall occur:

         a. Imperial and UHC Petroleum Corporation or UHC New Mexico Corporation shall execute and file with the appropriate agencies in the states of Texas and New Mexico all forms necessary to change the operator of the Imperial wells in Texas and New Mexico from the respective UHC subsidiaries back to Imperial, and Imperial shall file the appropriate and necessary bonds or other financial surety instruments with the appropriate agencies to enable the approval of the transfer of operations to occur.


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         b. UHC New Mexico Corporation shall repay Imperial any funds due them.
Repayment shall be made within 90 days from the date either party notifies the other of the termination of this agreement.

7. The parties hereto agree to execute whatever additional instruments and take whatever additional actions as may be reasonably necessary to carry out the agreements of the parties set forth herein.
         If the foregoing correctly sets forth our agreement, please sign and return a copy of this letter. A signature sent by facsimile will be considered binding.

Very truly yours,

Imperial Petroleum, Inc.


/s/ Jeffrey T. Wilsom
-----------------------------------
Jeffrey T. Wilson
President

Agreed to and accepted this 1st day of February 2005.

United Heritage Corporation


/s/ Walter G. Mize
-----------------------------------
Walter G. Mize
President


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

UHC Petroleum Corporation


/s/ Walter G. Mize
-----------------------------------
Walter G. Mize
President

UHC New Mexico Corporation


/s/ Walter G. Mize
-----------------------------------
Walter G. Mize
President


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